                            Exhibit 99.1
Contact: Casey Stegman
Investor Relations
214-987-4121

Forbes Energy Services Reports 2015 Fourth Quarter and Full Year Financial Results

ALICE, Texas (March 28, 2016) -- Forbes Energy Services Ltd. (NASDAQ: FES) today announced financial and operating results for the three months and year ended December 31, 2015.

Selected financial information for the quarter ended December 31, 2015:

•	Consolidated revenues were $41.4 million for the fourth quarter of 2015, compared to $55.6 million for the third quarter of 2015.

•	Gross profit decreased to $2.3 million, or 5.5% of revenues, in the fourth quarter of 2015, compared to $9.9 million, or 17.8% of revenues, in the third quarter of 2015.

•
GAAP net loss attributable to common shares was $19.6 million, or $0.88 per diluted share, for the fourth quarter of 2015, compared to $13.7 million, or $0.62 per diluted share, for the third quarter of 2015.

•	Adjusted EBITDA totaled $(4.2) million in the fourth quarter of 2015, as compared to $2.7 million in the third quarter of 2015.

* Adjusted EBITDA, a non-GAAP financial measure, is defined by the Company as income (loss) from continuing operations before interest, taxes, depreciation, amortization, and non-cash share-based compensation. For a reconciliation of such measure to net income (loss), please see the disclosures at the end of this release and on the Company’s website.

Overview

Forbes’ president and chief executive officer, John Crisp, stated, “From the onset of last year’s market decline, our team began trimming inefficiencies from our operations and excess from our cost structure. During 2015, we closed low-producing service locations, centralized certain functions within regions and pulled equipment off the market. Management’s well-executed strategies have netted substantial reductions in labor costs and operating and associated expenses, and we intend to continue this focused and combined effort.
“We are cascading our aggressive cost reduction program throughout all areas of the business in preparation for the year ahead. We expect market conditions to be more severe than last year as customers continue to shrink their capital expense programs. With fewer rigs working, lower budgets for maintenance programs and an oversupply of available equipment, coupled with commodity price weakness, crude inventory and its expected build, we are bearish on fundamental improvements at least for the first half of 2016.”

Results of Operations

Revenues for the Company declined 25.5% from $55.6 million in the third quarter of 2015, to $41.4 million in the current reporting quarter as a result of the continued decline in energy services activity, including drilling and completions, and well maintenance.

The weekly average U.S. land rig count fell year over year approximately 62.1% from 1,840 at year end 2014, to 698 at year end 2015. The Company's primary state in which it operates – Texas – dropped 62.6% over the same period, from 851 at year end 2014, to 318 at year end 2015. The Permian Basin represented the largest loss, with a decline year over year of approximately 61.7%.

Utilization and pricing pressures continued in the fourth quarter reflecting lower market demand and a greater surplus in supply.

Gross margin decreased to $2.3 million, or 5.5% of revenues, in the fourth quarter of 2015, compared to $9.9 million, or 17.8% of revenues, in the third quarter of 2015. This decrease in gross margin was driven by the swift downward spiral of market demand and an imbalanced service capacity and cost structure.

Well Servicing and Fluid Logistics hours fell by 23.2% and 6.8%, respectively, between the third and fourth quarter of 2015. This decreased utilization, combined with rate decreases experienced in both segments, resulted in lower revenues for the current quarter.

Costs have been reduced in labor, goods and materials, and non-core expenses, some of which may not be fully realized until second quarter of 2016. The Company also has closed and consolidated less strategic operating locations and has suspended development spending. The Company intends to continue its efforts to reduce costs, streamline administrative and operations functions and align the asset base with market demand.

Consolidated direct operating expenses for the three months ended December 31, 2015, were $39.1 million, compared to $45.7 million in the prior quarter.

Capital has been limited to fund critical operations and the absorption of previously leased equipment.

Well Servicing Segment

The Well Servicing segment comprised 61.2% of consolidated revenues for the three months ended December 31, 2015. Segment revenues decreased by $10.1 million, or 28.5%, to $25.3 million, compared to $35.4 million in the third quarter of 2015. Pricing and utilization continued to decrease through the year ended December 31, 2015, as a result of declining rig counts and subsequent pricing pressure.

Well Servicing gross margin decreased to $1.6 million in the fourth quarter of 2015, from $7.2 million in the third quarter of 2015. As a percentage of revenues, gross margin decreased to 6.4% in the fourth quarter of 2015, compared to 20.4% in the third quarter. This decrease was primarily driven by lower utilization and fixed costs decreasing at a slower rate than revenues. The segment also experienced an increase in bad debt expense, due to increasing bankruptcies and risk of collection caused by the downturn in the industry.

The Company recorded 51,353 well service hours for the fourth quarter of 2015, compared to 66,897 hours in the third quarter of 2015. Capital expenditures in the Well Servicing segment for the quarter ended December 31, 2015, were $164 thousand and mainly included coiled tubing equipment and vehicles.

As of December 31, 2015, the Company had a fleet of 173 well service rigs which included 159 workover rigs and 14 swabbing rigs, plus six coiled tubing spreads.

Fluid Logistics Segment

The Fluid Logistics segment comprised 38.8% of consolidated revenues for the three months ended December 31, 2015. Segment revenues decreased by $4.1 million, or 20.3%, to $16.1 million, compared to $20.2 million in the third quarter of 2015. This decrease in revenues, and consequently gross margin, was driven by slower market activity, and consequently heightened competitive pressures that drove rates to new lows.

Fluid Logistics gross margin decreased to $672 thousand in the fourth quarter of 2015, from $2.7 million in the third quarter of 2015. As a percentage of revenues, gross margin decreased to 4.2% in the fourth quarter of 2015, compared to 13.3% in the third quarter. This decrease was primarily driven by lower utilization and prices and fixed costs decreasing at a slower rate than revenues. The segment also experienced an increase in bad debt expense, due to increasing bankruptcies and risk of collection caused by the downturn in the industry.

The Company recorded 147,945 truck hours during the fourth quarter of 2015, compared to 158,708 hours in the third quarter of 2015. The Company’s heavy truck fleet totaled 599 at December 31, 2015, which included 453 vacuum trucks. Capital expenditures for the Fluid Logistics segment were approximately $267 thousand for the quarter ended December 31, 2015, and mainly included equipment and vehicles.

Liquidity and Capital Resources

As of December 31, 2015, the Company had $74.6 million in cash and cash equivalents, and $308.3 million in contractual debt and capital leases. The $308.3 million in contractual debt was comprised of $280.0 million in senior notes, $13.3 million in capital leases on equipment and insurance notes, and $15.0 million drawn on its revolving credit facility. Of the total debt, $283.1 million was long-term debt and $25.2 million was current debt. In addition, the Company had $242 thousand of non-interest bearing short-term equipment vendor financings for well servicing rigs and other equipment included in accounts payable. The $13.3 million in equipment and insurance notes consisted of $7.1 million in equipment notes and $6.2 million in insurance notes related to the Company’s general liability, workers compensation, and other insurances.

As of March 24, 2016, the Company had $74.9 million in unrestricted cash. In addition to the $15.0 million drawn on its secured credit facility, the Company has letters of credit outstanding in the amount of $10.7 million primarily related to insurance policies. Borrowing availability under the credit facility as of December 31, 2015, was $49.3 million.

Net cash used in operating activities totaled $9.6 million for the three months ended December 31, 2015, compared to net cash provided of $15.4 million in the previous quarter. The change in cash flows from operating activities was primarily due to a higher net loss in the fourth quarter than in the third quarter, as well as decreases in accounts payable and accrued liabilities from the prior quarter.

Cash used in investing activities was seven thousand dollars for the three months ended December 31, 2015, compared to $3.2 million in the previous quarter. Capital expenditures during the three months ended December 31, 2015 amounted to $431 thousand, which was comprised of expenditures in the Company’s Fluid Logistics segment of approximately $267 thousand and $164 thousand for the Well Servicing segment.

Cash used in financing activities for the three months ended December 31, 2015, and for the previous quarter was $1.3 million and $1.8 million, respectively, consisting primarily of payments on equipment notes.

The Company projects that cash flows from operations and its existing working capital will be adequate to meet its working capital requirements over the next 12 months.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year results at 9:30 a.m. Eastern Time (8:30 a.m. Central) Monday, March 28, 2016. To access the call, please dial 877-303-1298 and provide the Conference ID: 76890424. The conference call also will be broadcast live via the Internet and will be accessible through the "Investor Relations" page of the Company's Website, www.forbesenergyservices.com.

At the conclusion of the call, a replay will be available until April 11, 2016. To access the replay of the call, dial (855) 859-2056 and provide the same Conference ID. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 14 days.

About Forbes Energy Services
Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas and Pennsylvania. More information on the Company can be found by visiting www.forbesenergyservices.com.

Forward-Looking Statements and Regulation G Reconciliation

This press release includes certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or “should” or other comparable words or the negative of these words. When you consider our forward-looking statements, you should keep in mind the risk factors we describe and other cautionary statements we make in our Annual Report on Form 10-K. Our forward-looking statements are only predictions based on expectations that we believe are reasonable. Our actual results could differ materially from those anticipated in, or implied by, these forward-looking statements as a result of known risks and uncertainties set forth below and in our Annual Report on Form 10-K. These factors include or relate to the following: oil and natural gas commodity prices; market response to global demands to curtail use of oil and natural gas; spending by the oil and natural gas industry; supply and demand for oilfield services and industry activity levels; our ability to maintain stable pricing; our level of indebtedness; possible impairment of our long-lived assets; our ability to maintain stable pricing; potential for excess capacity; competition; substantial capital requirements; significant operating and financial restrictions under our indenture and revolving credit facility; technological obsolescence of operating equipment; dependence on certain key employees; concentration of customers; substantial additional costs of compliance with reporting obligations, the Sarbanes-Oxley Act and indenture covenants; seasonality of oilfield services activity; collection of accounts receivable; environmental and other governmental regulation, including potential climate change legislation; the potential disruption of business activities caused by the physical effects, if any, of climate change; risks inherent in our operations; ability to fully integrate future acquisitions; variation from projected operating and financial data; variation from budgeted and projected capital expenditures; volatility of global financial markets; and the other factors discussed under “Risk Factors” in our Annual Report on Form 10-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. To the extent these risks, uncertainties and assumptions give rise to events that vary from our expectations, the forward-looking events discussed in this press release may not occur. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

The Company’s financial statements and management’s discussion and analysis of financial condition and results of operations will be found in the Company’s annual report on Form 10-K for the year ended December 31, 2015, which will be submitted for filing on or about March 28, 2016, with the Securities and Exchange Commission and posted on the Company’s Website. This press release also contains references to the non-GAAP financial measure of Adjusted EBITDA. For a reconciliation of such measure to net income (loss), please see the table at the end of this release. Management’s opinion regarding the usefulness of Adjusted EBITDA to investors and a description of the ways in which management uses such measure can be found on the “Investor Relations” page of the Company’s Website.

Forbes Energy Services Ltd.
Selected Statement of Operations Data
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Revenues
Well servicing	$25,343	$71,949	$150,949	$285,338
Fluid logistics	16,064	39,777	93,158	163,940
Total revenues	41,407	111,726	244,107	449,278

Expenses
Well servicing	23,718	53,034	117,514	213,278
Fluid logistics	15,392	32,816	74,905	127,775
General and administrative	6,124	9,914	31,591	36,428
Depreciation and amortization	13,390	14,343	55,034	54,959
Total expenses	58,624	110,107	279,044	432,440
Operating income (loss)	(17,217)	1,619	(34,937)	16,838

Other income (expense)
Interest expense, net	(7,077)	(7,011)	(27,751)	(28,219)
Loss from continuing operations before taxes	(24,294)	(5,392)	(62,688)	(11,381)
Income tax benefit	(4,912)	(1,401)	(16,614)	(3,060)
Net loss	(19,382)	(3,991)	(46,074)	(8,321)
Preferred shares dividends	(194)	(194)	(776)	(776)
Net loss attributable to common shareholders	$(19,576)	$(4,185)	$(46,850)	$(9,097)

Loss per share of common stock
Basic and diluted	$(0.88)	$(0.19)	$(2.12)	$(0.42)
Weighted average number of shares outstanding
Basic and diluted	22,209	21,841	22,071	21,749

Forbes Energy Services Ltd.
Selected Balance Sheet Data
(Unaudited)

	December 31,	December 31,
	2015	2014
Cash	$74,611	$34,918
Accounts receivable, net	26,486	83,644
Working capital	65,365	79,114
Other intangibles, net	19,431	22,292
Total assets	412,427	483,613
Total debt	308,314	297,891
Deferred tax liability	899	17,653
Shareholders' equity	67,379	113,889

Forbes Energy Services Ltd.
Selected Operating Data

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Rig hours	51,353	120,869	281,960	503,694

Truck hours	147,945	276,957	728,498	1,070,606

Forbes Energy Services Ltd.
Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net loss from continuing operations	$(19,382)	$(3,991)	$(46,074)	$(8,321)
Depreciation and amortization	13,390	14,343	55,034	54,959
Interest expense, net	7,077	7,011	27,751	28,219
Income tax benefit	(4,912)	(1,401)	(16,614)	(3,060)
Non-cash share-based compensation	(336)	452	442	3,264
Adjusted EBITDA	(4,163)	16,414	20,539	75,061